UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
NYMAGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NYMAGIC, INC.
919 Third Avenue
New York, New York 10022
April 20, 2007
Dear Shareholder:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of NYMAGIC, INC., which will be held at 9:00 A.M., local time, on Wednesday, May 23, 2007, at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022. The matters to be acted upon at the meeting are the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2007, and such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.
     It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ George R. Trumbull, III

Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Proposal No. 1: Election of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ELEVEN NOMINEES LISTED BELOW
Nominees for Directors
Committees of the Board of Directors
Human Resources Committee Interlocks and Insider Participation
Corporate Governance
Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
Overview of the Components of Executive Compensation
Determination of Appropriate Target Compensation Levels
2006 Base Compensation
2006 Annual Incentive Plan
2006 Long-Term Incentives
Equity Incentives
Timing of Compensation
Retirement Plans
Employee and Post-Employment Benefits
Deferred Compensation Program
Employment Contracts and Termination of Employment Arrangements
A. George Kallop
Impact of Accounting and Tax Treatment of Compensation
Role of Named Executive Officers in Determining Compensation
Additional Information Regarding Executive Compensation
2006 Summary Compensation Table
2006 Grants of Plan-Based Awards
2006 Outstanding Equity Awards at Fiscal Year End
2006 Option Exercises and Stock Vested
Compensation Of Directors
2006 Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Human Resources Committee
Report of the Audit Committee (3)
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Voting Agreement
Certain Relationships and Related Transactions
Proposal No. 2: Ratification Of The Appointment Of Independent Registered Public Accountants
Principal Accounting Firm Fees
Audit Committee Pre-Approval Policy
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.
Other Matters
Submission of Shareholder Proposals and Discretionary Voting
Annual Report and Proxy Statement

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2007

TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of NYMAGIC, INC., a New York corporation (the “Company”), will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022 on Wednesday, May 23, 2007, at 9:00 A.M., local time, for the following purposes:
1.	To elect eleven members to the Board of Directors to hold office until the 2008 Annual Meeting and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007; and,

3.	To transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.
     All of the above matters are described more fully in the accompanying Proxy Statement.
     Our Board of Directors has fixed the close of business on April 2, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.
     To assure your representation at the Annual Meeting, please vote. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope. This will help ensure that your vote is counted. If you fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person. You may revoke your proxy in the manner described in the Proxy Statement at any time before the proxy has been voted at the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS OF NYMAGIC, INC.
Paul J. Hart
Senior Vice President,
General Counsel and Secretary
April 20, 2007

NYMAGIC, INC.
919 Third Avenue
New York, New York 10022

PROXY STATEMENT
FOR
2007 Annual Meeting of Shareholders
To Be Held on Wednesday, May 23, 2007

     This Proxy Statement and accompanying form of proxy are being sent to the shareholders of NYMAGIC, INC., a New York corporation (“NYMAGIC” or the “Company”), on or about April 20, 2007, in connection with the solicitation of proxies by the Board of Directors of NYMAGIC to be voted at the 2007 Annual Meeting of Shareholders, to be held at 9:00 A.M., local time, at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022 on Wednesday, May 23, 2007 (the “Annual Meeting”) and any adjournment or postponement thereof.
          At the Annual Meeting, shareholders will be asked to:
1.	elect eleven members to the Board of Directors to hold office until the 2008 Annual Meeting and until their successors are duly elected and qualified;

2.	consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007; and,

3.	transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.
     Our principal executive offices are located at 919 Third Avenue, New York, New York 10022 and our telephone number is (212) 551-0600.
     Who Can Vote. Shareholders of record of NYMAGIC common stock, $1.00 par value per share (the “Common Stock”), outstanding as of the close of business on April 2, 2007, the record date, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,880,188 outstanding shares of Common Stock held by approximately 55 record holders. Each share of Common Stock is entitled to one vote on each matter to be presented for shareholder action at the Annual Meeting. There are no cumulative voting rights.
     How You Can Vote. You can only vote your shares if you are either present in person or represented by proxy at the Annual Meeting. Proxy cards are returned in envelopes addressed to NYMAGIC, INC., c/o ADP, which receives, inspects and tabulates the proxies. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented by the proxy card will be voted in accordance with the shareholder’s instructions. In the absence of instructions, duly executed proxies will be voted FOR all nominees for Director identified on page 3 and FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2007. If any other matter properly is presented, the proxy holders will vote your shares in accordance with their best judgment. NYMAGIC knows of no matters other than those described below that may come before the Annual Meeting.
     Revocation of Proxies. The submission of a signed proxy will not affect the right of a holder of Common Stock to attend, or vote in person at, the Annual Meeting. Any shareholder of NYMAGIC may revoke or change their proxy at any time before it is exercised at the Annual Meeting by written notice delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022, by timely delivering another proxy dated after the proxy that you wish to revoke, or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you.
     Required Votes. The form of proxy provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any other proposal if the shareholder chooses to do so. Directors are elected by a plurality of the votes cast at the Annual Meeting. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Proxies submitted by brokers who do not indicate a vote for some or all of the items voted on because they do not have discretionary voting authority and have not received voting instructions are called “broker non-votes.” Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.
     Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included.
     A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders during ordinary business hours at the principal executive offices of NYMAGIC located at 919 Third Avenue, New York, New York 10022, for a period of ten days before, and at the time and place of, the Annual Meeting.
     Solicitation. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of our Common Stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $5,000, plus reasonable out-of-pocket expenses.
Proposal No. 1: Election of Directors
     Information concerning the nominees for election to the Board of Directors is set forth below. Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. NYMAGIC’s Amended and Restated By-Laws provide for a Board of Directors consisting of not fewer than nine nor more than nineteen Directors. If elected, each Director will serve for a one-year term, expiring at the Company’s 2008 annual meeting of shareholders and until his successor is duly elected and qualified. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. We are not aware of any circumstances that would render any nominee for Director unavailable.
     The Board of Directors has nominated Messrs. John R. Anderson, Glenn Angiolillo, John T. Baily, David E. Hoffman, A. George Kallop, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, George R. Trumbull, III, Glenn R. Yanoff and David W. Young to serve as Directors and, unless otherwise marked, a proxy will be voted FOR the election of such persons. Each of the nominees is currently a Director of the Company. The Board has determined that Messrs. Anderson, Angiolillo, Baily, Hoffman, Yanoff and Young are independent Directors, because they meet the independence criteria set forth in the listing standards of the New York Stock Exchange.
     On February 20, 2002, certain Company shareholders entered into a voting agreement, which was amended on March 1, 2002, January 31, 2003, March 12, 2003 and February 24, 2004, and which was amended and restated on October 12, 2005 (as amended and restated, the “Amended and Restated Voting Agreement”) with Mariner Partners, Inc. (“Mariner”) (a professional asset management company of which Mr. Michaelcheck, a member of our Board of Directors, is the beneficial owner of a substantial number of shares). The Amended and Restated Voting Agreement relates to approximately 15% of the Company’s issued and outstanding Common Stock as of the record date. It grants Mariner an option to purchase 1,350,000 shares of Common Stock from the participating shareholders and entitles each party to the agreement to designate certain individuals for nomination as Directors of the Company. The following candidates were nominated for election to the Board at the Annual Meeting pursuant to the provisions of the Amended and Restated Voting Agreement: Mariner nominated William J. Michaelcheck, George R. Trumbull, III, A. George Kallop and William D. Shaw, Jr.; Mark W. Blackman nominated Glenn Angiolillo; Lionshead Investments, LLC nominated John R. Anderson; Robert G. Simses nominated Robert G. Simses and Glenn R. Yanoff; and, A. George Kallop, our President and Chief Executive Officer, nominated David W. Young, John T. Baily and David E. Hoffman. After considering the qualifications of each of the candidates named above, the Nominating Committee recommended to the Board of Directors that each such candidate be nominated by the Board for election as a Director at the Annual Meeting. At the March 1, 2007 meeting of the Board of Directors, all of the candidates named above were nominated by the Board for election to the Board at the Annual Meeting. The Company is not a party to the Amended and Restated Voting Agreement. Additional information concerning the Amended and Restated Voting Agreement is contained below under the caption “Voting Agreement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION TO THE
BOARD OF DIRECTORS OF EACH OF THE ELEVEN NOMINEES LISTED BELOW.
     The following presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on Committees of the Board of Directors of the Company and business experience during the last five years.
Nominees for Directors

Name	Age	Director Since	Position
John R. Anderson (3)(5)(6)	62	1999	Director
Glenn Angiolillo (2)(6)	53	2002	Director
John T. Baily (2)(4)	63	2003	Director
David E. Hoffman (2)(5)(6)	57	2004	Director
A. George Kallop (1)(4)	61	2005	Director, President and Chief Executive Officer
William J. Michaelcheck (3)	60	2002	Director
William D. Shaw, Jr. (1)(3)	61	2002	Director and Vice Chairman
Robert G. Simses (1)(3)(4)	60	2001	Director
George R. Trumbull, III (1)(4)	62	2002	Director and Chairman
Glenn R. Yanoff (4)(5)	50	2005	Director
David W. Young (2)(3)(4)(5)	63	2003	Director

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Finance Committee

(4)	Member of Underwriting Committee

(5)	Member of Human Resources Committee

(6)	Member of Nominating /Corporate Governance Committee
     John R. Anderson served as the president and owner of Cedarhill Consultants, Inc., an insurance consulting firm, as well as a sales consultant for the S&W Agency, Inc., an insurance agency, from January 1999 until his retirement in December 2001. From 1991 through December 1998, Mr. Anderson was a 50% owner of the Compain-Anderson Group, Inc., a general agency of Guardian Life Insurance Company.
     Glenn Angiolillo has served as president of GJA Corp., a consulting and advisory firm specializing in wealth management, since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the board of directors of LICT Corp., formerly known as Lynch Interactive Corp. He also served on the board of directors of Farrel Corporation for all of 2006, but as of February 23, 2007 he no longer serves on that board of directors.
     John T. Baily served as the president of Swiss Re Capital Partners from 1999 until his retirement in 2002. Previously, Mr. Baily was a partner (1976-1999), national insurance industry chairman (1986-1998) and a member of the board of partners and its predecessor, the firm council (1986-1999), of the public accounting firm, Coopers & Lybrand where he led the insurance industry group. Mr. Baily serves on the board of directors of RLI Corp., Endurance Specialty, LTD and Erie Indemnity Company.

     David E. Hoffman is a private investor. Previously, he served in a variety of positions with Accenture, the public consulting firm, from 1979 until his retirement in 2002. At the time of his retirement Mr. Hoffman was the Global Managing Partner of Accenture’s banking, investment management and insurance industry practice.
     A. George Kallop is the President and Chief Executive Officer of the Company. He became the Executive Vice President of the Company in May 2002 and in February 2004 he was appointed to the additional position of Chief Operating Officer. He was appointed to his current position effective October 1, 2005. From 1999 to 2002, Mr. Kallop was a principal of Mariner Investment Group, Inc. a professional asset management company. Previously, Mr. Kallop was a managing director of Bear, Stearns & Co. Inc., a global investment banking, securities and brokerage firm.
     William J. Michaelcheck founded Mariner Investment Group, Inc., an affiliate of Mariner, in 1992 and continues to serve as its chairman. Previously, he was an executive vice president of Bear Stearns Companies Inc., the parent company of Bear, Stearns & Co. Inc., and a Senior Managing Director of Bear, Stearns & Co. Inc.
     William D. Shaw, Jr., became the Vice Chairman of the Company in May 2002. Since January 1, 2004 he has been employed by Mariner and is a member of its executive committee. He has been the managing member of Mariner LLC, an investment management company not directly affiliated with Mariner since 1999. From 1998 to 1999, Mr. Shaw served as chairman of the board of directors of Aubrey G. Lanston & Co. Inc., a securities broker-dealer, and also served as its president and chief executive officer from 1993 to 1998.
     Robert G. Simses has served as the Managing Partner of the law firm of Simses & Associates P.A. since 2001, where he practices in the area of estate and charitable planning, trust and estate administration and taxation. Previously, from 1981 to 2001 he was a partner in the law firm of Cummings & Lockwood, where he was the partner in charge of its Palm Beach, Florida office. In addition, since October 2002, Mr. Simses has served as the President and Chief Operating Officer of The William H. Pitt Foundation Inc.
     George R. Trumbull, III is the Chairman of the Company. He became the Chairman and the Chief Executive Officer of the Company in May and June 2002, respectively. Effective October 1, 2005, Mr. Trumbull resigned from his position as Chief Executive Officer. He served as chairman of the board of directors and chief executive officer of Encompys, Inc., a software services provider, from February 2001 until May 2002. From September 1999 to February 2001, Mr. Trumbull was a private investor, and from May 1994 to September 1999, he served as chief executive officer of AMP Limited, an Australian insurance and asset management company. Mr. Trumbull also served as the non-executive chairman of Select Reinsurance Ltd., a Bermuda based reinsurance company from March 2003 until December 2004.
     Glenn R. Yanoff is an area president of Risk Placement Services, Inc., a subsidiary of Arthur J. Gallagher & Co., an insurance brokerage. Until October 2004 he was a vice president and insurance underwriter with I. Arthur Yanoff & Co., Ltd. where he had been employed since 1980. He is also the chief executive officer, president and owner of Crackerjack Systems, Inc., a corporation that provides services to the insurance industry, where he has been employed since 1996.
     David W. Young has been a partner of CCP Equity Partners, LLC, a private equity/venture capital business since 2001. During 2000 and 2001 Mr. Young was a private investor. Previously from 1988 to 1999 he was the Chief Investment Officer of The Progressive Corporation.
Committees of the Board of Directors
     NYMAGIC has six standing Committees of the Board of Directors, including an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources Committee, a Nominating/Corporate Governance Committee and an Underwriting Committee. During 2006, the Board of Directors held 5 meetings. The Executive Committee, Audit Committee, Finance Committee, Nominating/Corporate Governance Committee, Human Resources Committee and Underwriting Committee held zero, ten, five, two, five and three meetings, respectively. During their service as members of the Board in 2006, eight of the Company’s Directors attended all, and three Directors attended four meetings of the Board of Directors. All Directors attended at least 78% of the meetings of each Committee on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, but we encourage all Directors to attend. We make every effort to schedule our Annual Meeting of shareholders at a time and date to permit attendance by Directors. All of our Directors attended our last annual meeting, which was held on May 24, 2006.
     Audit Committee. The Audit Committee consists of the following Directors: Messrs. Glenn Angiolillo, John T. Baily, who is the Audit Committee’s chairman and financial expert, David E. Hoffman and David W. Young. All Audit Committee members meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee’s responsibilities include (i) reviewing the Company’s external and internal audit functions and the adequacy of its internal accounting and financial controls, (ii) reviewing with the independent registered public accountants their report on the Company’s financial statements and (iii) reviewing the professional services proposed to be provided by the independent registered public accountants and considering the possible effect of such services on their independence. The Board of Directors adopted a written charter under which the Audit Committee operates on February 26, 2004. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. A copy of the charter of the Company’s Audit Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it. Mr. Baily serves on the audit committees of three public companies in addition to NYMAGIC, INC. and the Board of Directors has determined that such simultaneous service does not impair his ability to serve effectively on the Company’s Audit Committee.
     The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accountants-Audit Committee Pre-Approval Policy.”
     Executive Committee. The Executive Committee consists of the following Directors: Messrs. A. George Kallop, William D. Shaw, Jr., Robert G. Simses and George R. Trumbull, III. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.
     Finance Committee. The Finance Committee consists of the following Directors: Messrs. John R. Anderson, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, and David W. Young. As noted above, Mr. Michaelcheck is the beneficial owner of a substantial number of shares of Mariner and Mr. Shaw is a shareholder and employee of Mariner. As discussed in the section entitled “Certain Relationships and Related Transactions” the Company entered into an investment management agreement with Mariner pursuant to which Mariner is responsible for managing the Company’s investment portfolio. The Finance Committee provides Mariner general investment direction and ensures that Mariner’s investments are consistent with the Company’s investment guidelines. The Finance Committee monitors and reviews the Company’s financial position and investment policy. The Company’s investment policy is reviewed quarterly and conforms to the requirements contained in the New York State Insurance Law and Regulations.
     Nominating/Corporate Governance Committee. The Nominating Committee consists of the following Directors: Messrs. John R. Anderson, Glenn Angiolillo and David E. Hoffman. All members of the Nominating/Corporate Governance Committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Nominating/Corporate Governance Committee is responsible for recommending qualified candidates for Director positions whose terms are to expire or are vacant. The Nominating/Corporate Governance Committee seeks Directors that maintain the following qualities: high standards of integrity, diversified knowledge, business acumen, professional leadership, financial expertise, managerial experience and provides varying perspectives to our Board of Directors. The Nominating/Corporate Governance Committee provides a report to the Board of Directors setting forth certain information about each candidate it is recommending. Any Director may recommend other candidates for available Director positions, provided that specified information about such candidates is given. The Nominating/Corporate Governance Committee will consider responsible recommendations by shareholders of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and addressed to the Corporate Secretary of the Company at: Corporate Secretary, Shareholder Nominations, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references and must include such information about the candidate that the

Company would need to include in any proxy statement for the election of Directors as well as the consent of the candidate to being named in the proxy material and to serving if elected. The submission should also include a description of all arrangements or understandings between the submitting shareholder and the candidate. By accepting a shareholder recommendation for consideration, the Nominating/Corporate Governance Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. Additional information concerning shareholder proposals is contained below under the caption “Submission of Shareholder Proposals and Discretionary Voting.” The Board of Directors has adopted a written charter under which the Nominating/Corporate Governance Committee operates. The charter of the Nominating/Corporate Governance Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     Human Resources Committee. The Human Resources Committee consists of the following Directors: Messrs. John R. Anderson, David E. Hoffman, Glenn R. Yanoff and David W. Young. All members of the Human Resources Committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Human Resources Committee is charged with the administration of the Company’s 1991 Stock Option Plan and the 1999 Phantom Stock Plan, as well as the review and approval of the Company’s salary structure and benefit packages. Additional information concerning the administration of these plans and the compensation policies of the Human Resources Committee is contained below under the caption “Executive Compensation, Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter under which the Human Resources Committee operates. The charter of the Human Resources Committee is posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests it.
     Underwriting Committee. The Underwriting Committee currently consists of the following Directors: Messrs. George R. Trumbull, III, John T. Baily, A. George Kallop, Robert G. Simses, Glenn R. Yanoff and David W. Young. The Underwriting Committee is responsible for ensuring that the Company follows the overall underwriting strategy as defined by management and the Board of Directors. The Underwriting Committee’s duties include periodic reviews of the lines of business written by the Company, ensuring that pricing and risk selection criteria are adhered to by our underwriting staff, and making sure that the Company maintains high levels of experience and expertise in our underwriting staff.
Human Resources Committee Interlocks and Insider Participation
     During 2006, the Human Resources Committee of the Board of Directors consisted of Messrs. John R. Anderson, David E. Hoffman, David W. Young and Glenn R. Yanoff. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.
     For a description of certain relationships and transactions with members of the Board of Directors or their affiliates, see “Certain Relationships and Related Transactions.”
Corporate Governance
     Code of Business Conduct and Ethics. We have adopted a Code of Ethics for Senior Executive and Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees. These codes of business conduct and ethics are designed to comply with Securities and Exchange Commission regulations and New York Stock Exchange corporate governance rules related to codes of conduct and ethics and are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them. Copies of our Code of Ethics for Senior Executive and Financial Officers as well as our Code of Business Conduct and Ethics for Directors, Officer and Employees are available, free of charge, upon request directed to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Corporate Governance Guidelines. We have also adopted corporate governance standards to advance the functioning of our Board of Directors and its committees and to set forth the Board of Director’s expectations as to how it should perform its functions. Our corporate governance standards are posted on our corporate website at www.nymagic.com and available in print to any Shareholder who requests them.
     Non-Management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management and our independent Directors meet separately at least once a year in executive session. Mr. Glenn Angiolillo has been chosen by our Board of Directors to preside at these meetings.

     Shareholder Communications Policy. Our Board of Directors has adopted a policy with respect to shareholder communications with the Board of Directors. Shareholders and other interested parties may communicate directly with our Board of Directors, our non-management Directors as a group or Mr. Glenn Angilillo, the Director chosen to preside over non-management and independent meetings of the Board of Directors. All communications should be in writing and should be directed to our Corporate Secretary at: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management Directors as a group, an individual Director or Mr. Angiolillo. Each communication received by the Corporate Secretary will be forwarded to the intended recipient or recipients in accordance with the existing instructions.
Executive Compensation
Compensation Discussion and Analysis
     The following table sets forth the name, position, age and year first elected for each of the persons who served as a named executive officer of the Company in 2006. Each named executive officer was elected in 2006 to serve until the meeting of the Board of Directors following the 2007 Annual Meeting or until his or her earlier death, resignation or removal. None of the Company’s named executive officers was selected pursuant to any form of agreement or arrangement, including the Amended and Restated Voting Agreement.

Name	Position	Age	Year First Elected
A. George Kallop	President and Chief Executive Officer	61	2002
George F. Berg	Senior Vice President Claims	65	1996
Mark W. Blackman	Executive Vice President and Chief Underwriting Officer	55	1988
Paul J. Hart	Senior Vice President, General Counsel and Secretary	56	2002
Thomas J. Iacopelli	Senior Vice President, Chief Financial Officer and Treasurer	46	1989
     A description of the business experience of Mr. Kallop appears above under the caption “Proposal No. 1: Election of Directors.” Set forth below is a description of the business experience during the last five years of the other named executive officers of the Company.
     Mr. Blackman, who was a Director of the Company from 1979 until May 2004, has been Chief Underwriting Officer of the Company since June 2002, and he was appointed to the additional position of Executive Vice President in September 2005. He was employed by the Company or its subsidiaries from 1977 until September 1998 and was the President of the Company from 1988 until September 1998. From October 1998 until May 2002 Mr. Blackman was a private investor.
     Mr. Berg was Vice President Claims of the Company from 1996 until 2002 and he has been Senior Vice President Claims of the Company since 2002. Mr. Berg retired from the Company on January 31, 2007.
     Mr. Hart has been Senior Vice President, General Counsel and Secretary of the Company since 2002. Mr. Hart was the Chief Financial Officer and General Counsel of Encompys, Inc. a software services provider, from August 2001 through July 2002.
     Mr. Iacopelli has been Chief Financial Officer of the Company since 1989 and was elected its Treasurer in 2000.
Compensation Philosophy and Objectives
     As a commercial lines property and casualty company, our success depends on our ability to identify, develop, and market insurance products that address important business needs and to deliver superior returns on our invested assets. In addition, the cyclical nature of the insurance business requires us to be able to react nimbly to market dynamics. Accordingly, our overarching goal in compensating executive officers is to attract, retain and motivate superior executives, who are critical to our success. We believe that both short-term and long-term incentive compensation paid to executive officers should be performance driven, and that an increasing proportion of their compensation opportunities should be linked to Company performance and shareholder returns, thus aligning shareholder and management interests.
     Our compensation decisions with respect to executive officer salaries, annual incentive targets and long-term incentive compensation are influenced by: (a) the executive’s level of responsibility and function within the Company; (b) the overall performance and profitability of the Company; (c) our assessment of marketplace compensation, including the pay practices of similar companies; and, (d) the individual employee’s performance. Our philosophy is to provide competitive total compensation opportunities through a mix of base salary, annual bonus, and long-term incentives, including stock-based awards.
Overview of the Components of Executive Compensation
     The Company’s executive compensation program comprises a number of components as set forth below:

Component	What the Component Addresses	Purpose of the Component

Base Compensation	Executive competence including skills, experience and contributions to the Company	Provides guaranteed compensation based on market conditions

Annual Incentive	Contributions toward the Company’s achievement of specified earnings and operational goals	Rewards individual performance Focuses on meeting annual goals Provides annual incentive compensation Motivates achievement of annual performance objectives

Long-Term Incentives Restricted Share Units, Performance Units and Options	Growth in shareholder value Long-term profitability	Stock price performance Profitability Executive ownership of our stock Executive retention

Welfare Benefits	Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans and a profit sharing plan, as well as a severance plan Continuation of welfare benefits may occur as part of severance upon certain terminations of employment	These benefits are part of our broad-based total compensation program

Employment Contracts And Termination Arrangements	We have employment agreements with certain named executive officers, including our President and Chief Executive Officer, our Chief Financial Officer and our General Counsel We also have an employment agreement with our Chairman

	These agreements provide severance benefits if an officer’s employment is terminated under defined circumstances	These arrangements are designed to retain executives and provide continuity of management. They are described in more detail on page 12 of this proxy statement

     Our compensation programs allow us to attract and retain highly qualified executives and to implement our pay for performance philosophy. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and supports executive recruitment and retention.
Determination of Appropriate Target Compensation Levels
     The Human Resources Committee (the “Committee”) relies on a number of factors in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:
     Peer Company Comparison. We seek to provide competitive compensation based upon our assessment of compensation paid to executive officers in comparable positions at similar companies in the property and casualty segment of the insurance industry (our “Peer Group”).
     With the assistance of an independent compensation consultant, we marshal and evaluate competitive market data annually, and we compare compensation paid to our named executive officers with the total compensation opportunities, including salary, target annual bonus, and long-term incentives paid to executive officers in our Peer Group. Sources of this information include public company proxy statements, published compensation surveys, and a proprietary database maintained by our independent compensation consultant. Given the importance we place on executive retention and our concern about providing excessive short-term incentives in what is a long-term (long tail) business, our base compensation is slightly above, and our annual bonus targets are modestly below, the median of our Peer Group.
     Total Compensation Review. The Committee reviews the Company’s President and Chief Executive Officer’s base compensation, bonus, and equity incentives annually with the guidance of the Company’s Chairman, who provides the Committee with his recommendation, and, as it finds appropriate, with the Company’s Vice President, Human Resources and our independent compensation consultant. The Committee also reviews with the Company’s President and Chief Executive Officer his recommendations regarding other named executive officer base compensation, as well as merit increase and annual incentive bonus pools for our other named executive officers.
2006 Base Compensation
     Base compensation is the guaranteed element of employees’ annual cash compensation. Our named executive officers’ base compensation reflects a combination of factors, including competitive pay levels, the executive’s responsibilities within the Company, the executive’s experience and length of service with the Company, the executive’s total target compensation, our annual budget for merit increases and the executive’s individual performance and changes in responsibility. Base compensation levels are reviewed annually to address these factors.
     The base compensation of our named executive officers reflects the Company’s compensation philosophy. Base salary increases are consistent with marketplace data and practice, and are within a merit pay increase budget approved by the Committee. Base compensation increases granted to Messrs. Iacopelli and Hart for 2006 were 9.0 and 4.0 percent, respectively, based upon job performance, internal pay alignment and equity, and marketplace competitiveness. Neither Mr. Blackman’s nor Mr. Berg’s base compensation was adjusted in 2006.
     Mr. Kallop’s annual base compensation level is established on an annual basis after review by the Committee of Peer Group data, an assessment of the marketplace for chief executive officers, and after consultation with the Company’s Chairman, as well as the Company’s Vice President, Human Resources and the Committee’s independent compensation consultant, as necessary.
     Mr. Kallop’s base compensation comprises cash and Common Stock. The Common Stock component, which is in the form of restricted share units that vest annually, is used to increase the President and Chief Executive Officer’s direct ownership of Common Stock and to provide him with further incentive to increase the Company’s value.

     In general, the Committee expects that approximately two thirds of the President and Chief Executive Officer’s base compensation will be paid in cash and one third in Common Stock. These percentages may, however, vary from year to year, based on a number of factors including market practices and the value of our Common Stock.
     For 2006, the cash and Common Stock components of Mr. Kallop’s base compensation were $400,000 and 8,000 shares, respectively, and were paid pursuant to his employment agreement with the Company. Based on the market price of our Common Stock at the time Mr. Kallop’s base compensation was determined, the percentage of cash to Common Stock of Mr. Kallop’s base compensation was approximately two thirds to one third. By December 31, 2006 when the Common Stock component of Mr. Kallop’s base compensation vested, the value of our Common Stock had increased substantially since the time Mr. Kallop’s base compensation was fixed for the year and, as a result, the cash and Common Stock components of Mr. Kallop’s base compensation were 56% and 44%, respectively.
     We used the Peer Group data where appropriate to test for the reasonableness and competitiveness of our President and Chief Executive Officer’s base compensation, but we also exercised subjective judgment based on our view of the Company’s unique position and needs.
2006 Annual Incentive Plan
     Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our named executive officers with an opportunity to earn annual bonuses based on the Company’s achievement of certain pre-established performance goals and on the named executive officer’s achievement of their agreed goals.
     Similar to the process followed in setting base compensation, a number of factors are considered in establishing annual target bonus opportunities for each of our named executive officers. Some of the factors considered are competitive market practice, the Peer Group survey and the appropriate compensation mix (base, bonus, long-term) for each of our named executive officers. Our objective is to provide each named executive officer with significant incentive to meet their own yearly performance goals and to help the Company achieve the yearly performance goals as agreed with the Committee and our Board of Directors.
     Target bonus opportunities are reviewed annually for the named executive officers. For 2006 the targets ranged from 25% to 75% of cash compensation.
     For 2006, in evaluating the President and Chief Executive Officer’s performance to determine his bonus and to establish a bonus pool to be used by the President and Chief Executive Officer to award bonuses to the other named executive officers, the Committee used certain performance measures agreed to at the beginning of the year by the President and Chief Executive Officer. These measures included earnings per share; book value per share growth; gross written premium; loss and expense ratios; and operational milestones.
     Once full year results are complete (normally in late February) the President and Chief Executive Officer provides the Committee with a written assessment of the Company’s performance and the Chairman provides the Committee with his assessment of the President and Chief Executive Officer’s performance.
     After discussing the Company’s performance with the President and Chief Executive Officer and the President and Chief Executive Officer’s performance with the Chairman, the Committee then determines the bonus to be awarded to the President and Chief Executive Officer and the pool out of which bonuses for our senior officers, including the other named executives are to be paid. The final determination of those individual bonuses is made by the President and Chief Executive Officer.
     After completing our evaluation of the Company’s and the President and Chief Executive Officer’s performance in 2006, the Committee determined that an appropriate bonus for the President and Chief Executive Officer was approximately 150% of his target bonus or approximately, $450,000. Under the terms of the President and Chief Executive Officer’s employment agreement with the Company, $200,000 of his bonus was paid in cash, and the remainder with 6,250 shares of our Common Stock. Additionally, the Committee determined that an appropriate bonus pool for the Company’s senior officers, including the other named executives, was 125% of the aggregate of their respective target bonuses.

     For additional information about the Annual Incentive Plan, please refer to the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2006.
2006 Long-Term Incentives
     Messrs. Iacopelli, Blackman and Hart were awarded 20,000, 40,000 and 20,000 restricted share units respectively, under the Company’s 2004 Amended and Restated Long-Term Incentive Plan in September 2005. These restricted share units vest in equal installments over five years, with the final amount vesting in September 2010. The five year vesting period was implemented to help retain these key executives. Mr. Kallop did not receive a grant of restricted share units in 2005, because his employment agreement was pending at the time of the awards of restricted share units to the other named executive officers.
     In April 2006, the Committee approved a long-term equity-based incentive award for Mr. Kallop in the form of Performance Units, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 Performance Units respectively, in each of the three performance periods of one year duration beginning in 2006. The number of Performance Units earned is based upon targeted increases in the value of the Company’s Common Stock. In 2006 Mr. Kallop earned 12,000 Performance Units, the maximum available for the period, because the value of the Company’s Common Stock exceeded the agreed performance target. Shares or cash payable in respect of the Performance Units are payable on the second anniversary of the last day of the performance period, provided that Mr. Kallop is then employed by the Company.
     In April 2006 the Committee also approved the award of a supplemental performance award incentive opportunity to Mr. Kallop that will become effective upon a change in control of the Company under specific conditions. We believe the grants of Performance Units and the supplemental performance award are an effective means of aligning his compensation with shareholder interests.
     In addition, in 2006 the Company granted awards of restricted share units to certain of its senior officers, who are not named executive officers.
Equity Incentives
     Stock options align employee interests with those of our shareholders, because options have value only if the market value of our Common Stock price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. Their four-year vesting provisions also help retain employees. The Company does not reprice options, and similarly, if the stock price declines after the grant date, we do not replace options. In the event stock options are granted to new hires, the grants are effective on the date of hire or on the date of the Board of Directors meeting next following the date of hire. We believe that this process for establishing the grant date on the date of hire, or on a specific date after the date of hire, provides assurance that grant timing is not manipulated for employee gain.
     The Company did not award any stock option grants in 2006.
     Grants of restricted share units are designed to retain executives, encourage their ownership of our Common Stock and to focus them on the long term profitability of the Company and the performance of our Common Stock. As indicated under the headings “2006 Long-Term Incentives” and “Base Compensation” the Company awarded grants of restricted share units in 2006 to certain senior officers and our President and Chief Executive Officer.
Timing of Compensation
     Adjustments to base compensation, annual incentive plan targets and equity grants to our President and Chief Executive Officer for 2006 were made at the February 15, 2006 meeting of the Committee. At the Committee’s February 28, 2007 meeting, it approved the annual incentive award for the President and Chief Executive Officer based on his performance and the Company’s performance in 2006; reviewed adjustments to base compensation, annual incentive plan targets and equity grants to our named executive officers; and, approved a pool from which the bonuses of the Company’s senior officers, including the other named executive officers, would be paid.

Retirement Plans
     The Company maintains a Profit Sharing Plan and Trust, which provides for an annual mandatory contribution of 7.5% of compensation, including bonuses, for each year of service during which the employee has completed 11 months of service and is employed on the last day of the plan year. An additional discretionary annual contribution of up to 7.5% of compensation may also be made by the Company. The plan provides for 100% vesting upon completion of one year of service.
     The Company’s contributions for 2006 under the Profit Sharing Plan and Trust were $22,000 for the benefit of each of Messrs. Kallop, Blackman, Iacopelli, Hart and Berg. The Company does not maintain any defined benefit retirement plans.
Employee and Post-Employment Benefits
     The Company offers basic employee benefits coverage in order to: 1) provide our employees with a reasonable level of financial security in the event of illness or injury, and 2) enhance productivity and job satisfaction. The benefits available are the same for all of our employees and named executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, the Company’s 401(k) Plan and the Company’s Profit Sharing Plan and Trust provide a reasonable level of retirement income reflecting employees’ careers with the Company. All employees, including our named executive officers, participate in these plans.
     The cost of employee benefits is borne partially by the employee, including each of our named executive officers. Contributions to the
401(k) component of our benefit program are made solely by our employees including our named executive officers.
     The Company also maintains a severance plan in which all employees participate, other than those employed pursuant to written contracts, that provides eligible employees with salary continuation benefits at the rate of two weeks per year of service, with a maximum of 52 weeks, in the event of their termination under defined circumstances. Our named executive officers, other than Messrs. Kallop, Iacopelli and Hart, are participants in our severance plan.
Deferred Compensation Program
     Executives may defer receipt of all or part of the equity component of their compensation under the Company’s deferred compensation program.
Employment Contracts and Termination of Employment Arrangements
     The Company maintains employment agreements, termination of employment and change-in-control agreements with certain of its named executive officers, including severance agreements with Messrs. Iacopelli and Hart and an employment agreement with Mr. Kallop. Under his agreement, Mr. Iacopelli is entitled to a severance payment equal to one year’s salary in the event of his discharge from employment without cause or for good cause, at Mr. Iacopelli’s election, within two years of the date of a sale of the Company. Mr. Hart is entitled to a severance payment equal to three months salary in the event of his discharge from employment without cause. If Messrs. Iacopelli and Hart had been terminated from employment with the Company on December 31, 2006 under the circumstances triggering severance payments described above, the Company would have been obligated to pay them $240,000 and $62,500, respectively.
     In April 2006, the Company entered into a three year employment agreement with Mr. Kallop effective October 1, 2005, which provides him with an annual salary of $400,000; a target annual incentive award of $300,000; an award of 8,000 shares of Restricted Share Units, which vested on December 31, 2006; awards of 8,000 Restricted Share Units on each of January 1, 2007 and 2008, vesting on December 31, 2007 and December 31, 2008, respectively, provided that Mr. Kallop is employed by the Company on the dates such awards vest; a long-term performance incentive award, with maximum, target and threshold awards of 12,000, 6,000 and 3,000 performance units, respectively, in each of three performance periods of one year in duration, beginning in 2006, based upon target increases in the Company’s Common Stock; severance benefits comprising one year of salary and pro rata annual incentive award at target and accelerated vesting of stock and performance unit grants in the event of his termination without cause prior to a change in control; and, a performance unit incentive award with a maximum target of 25,000 performance units in the event of a change of control. Effective January 1, 2007, Mr. Kallop’s employment agreement was amended to increase his annual salary to $450,000.
     The following table summarizes the value of the termination payments and benefits that Mr. Kallop would have received if he had been terminated from employment with the Company on December 31, 2006 under the circumstances indicated. The table excludes (i) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment such as accrued but unpaid salary, and (ii) the vested account balance in his Profit Sharing Plan and Trust account.
A. George Kallop

	Termination Without
	Cause or With Good	Termination Upon	Termination as a
	Cause Prior to a	a Change in	Result of Death or
Benefit	Change in Control	Control	Disability
Cash Severance(1)	$700,000	$300,000	$300,000
Acceleration of Performance Units Standard(2)	$439,200	$439,200	$439,200
Supplemental(3)		$915,000
Health and Welfare(4)	$17,340
Estimated Tax Gross Up(5)		$435,514

(1)	The amounts in this row represent annual salary and bonus at 75% of base salary in the event of termination prior to a change in control without cause, or for good cause, at Mr. Kallop’s election, and annual bonus at 75% of base salary in the event of termination upon change of control, or as a result of death or disability.

(2)	The amounts in this row represent the fair market value as of December 31, 2006 of the Company’s Common Stock underlying performance units, the vesting of which accelerates in connection with the specified event.

(3)	The amount in this row represents the fair market value as of December 31, 2006 of Common Stock underlying performance units, the vesting of which could be triggered in the event of a change in control at a pre-designated fair market value of the Company’s Common Stock.

(4)	The amount in this row represents the cost to the Company of providing life, health and disability insurance benefits for one year.

(5)	The amount in this row represents the estimated gross up payment the Company would pay Mr. Kallop pursuant to his employment agreement in accordance with Code Section 280G.
     On October 1, 2005, George R. Trumbull our Chairman and formerly our chairman and chief executive officer resigned from the position of chief executive officer. Despite his resignation as chief executive officer, the Board requested Mr. Trumbull continue to play a significant role with the Company. The Board believed that because of the breadth of industry experience and his intimate familiarity with the Company, his guidance and frequent consultation with our named executive officers would benefit the Company. Accordingly, after consultation with our independent compensation consultant, in April 2006 the Company entered into an employment agreement with Mr. Trumbull, effective February 1, 2006, which provided him with an a base salary of $250,000, a target annual incentive award of $125,000 and an award of 5,000 shares of restricted share units which vested on December 31, 2006. Mr. Trumbull’s Agreement also provided for reimbursement of reasonable expenses incurred in the performance of his duties, and includes provisions governing terminations for death, disability, cause, without cause and change of control, which include a severance benefit of one year salary, a pro rata annual incentive award at target and accelerated vesting of stock options in the event of his termination without cause prior to a change of control. Mr. Trumbull’s employment agreement was renewed effective January 1, 2007.

Impact of Accounting and Tax Treatment of Compensation
     The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our named executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to our named executive officers.
     With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. The NYMAGIC, INC. 2004 Amended and Restated Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, restricted and unrestricted stock, SARs and other performance-based equity awards that are fully deductible under Code
Section 162(m).
     With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.
Role of Named Executive Officers in Determining Compensation
     Our President and Chief Executive Officer, with input from our Vice President, Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officers, including our named executive officers (other than himself). Mr. Kallop makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Kallop is not involved in determining any element of his own compensation.

Additional Information Regarding Executive Compensation
2006 Summary Compensation Table

				Stock	Option	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Total
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Compensation
A. George Kallop(2)	2006	$407,692	$200,000	$473,673	$15,512	$22,000	$1,118,877
Chief Executive Officer
Thomas J. Iacopelli	2006	$236,832	$120,000	$98,800	$12,023	$22,000	$489,655
Senior Vice President, Chief Financial Officer and Treasurer
Mark W. Blackman	2006	$332,578	$300,000	$197,600	$15,512	$22,000	$867,690
Executive Vice President
Paul J. Hart	2006	$249,972	$160,000	$98,800	$12,410	$22,000	$543,182
Senior Vice President, General Counsel and Secretary
George F. Berg	2006	$234,838	$50,000	$-0-	$11,634	$22,000	$318,472
Senior Vice President - Claims

(1)	The amounts shown in this column include base salary and payments in lieu of unused 2006 sick days paid in 2007.

(2)	In accordance, with his employment agreement with the Company, to the extent Mr. Kallop’s annual bonus exceeds $200,000, the amount in excess of $200,000 is required to be paid in the Company’s Common Stock. Mr. Kallop’s bonus for 2006 was approximately $450,000 of which $200,000 was paid in cash and the remainder with 6,250 shares of Common Stock, the expense of which comprises $246,313 of the $473,673 reflected in the column entitled “Stock Awards.” The remainder of the $473,673 reflected in the Stock Awards column, or $227,360, represents the proportionate amount of the fair market value, calculated as described in footnote 3 below, of 8,000 restricted share units awarded to Mr. Kallop in 2006.

(3)	The amounts in this column represent the proportionate amount of the fair market value of share and restricted share unit awards made pursuant to the Company’s 2004 Amended and Restated Long-Term Incentive Plan, and recognized by the Company as an expense in 2006 for financial accounting purposes. For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006. The fair values of these awards and the amount expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R).

(4)	The amounts in this column represent the proportionate amount of the fair market value of option awards made pursuant to the Company’s 2002 Nonqualified Option Plan, and recognized by the Company as an expense in 2006 for financial accounting purposes. For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006. The fair values of these awards and the amount expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R).

(5)	The amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers pursuant to the Company’s Profit Sharing Plan and Trust.

2006 Grants of Plan-Based Awards

									All Other
									Stock		Grant
									Awards:	Exercise	Date Fair
						Estimated Future Payouts Under			Number	or Base	Value of
			Estimated Future Payouts Under			Equity Incentive Plan Awards			of Shares	Price of	Stock and
			Non-Equity Incentive Plan			(2)			of Stock	Option	Option
	Grant	Plan	Awards			Threshold	Target	Maximum	or Units	Awards	Awards
Name	Date	(1)	Threshold	Target	Maximum	(#)	(#)	(#)	(#)	($/Sh)	(3)
A. George Kallop	4/17/06					3,000	6,000	12,000			$156,951
President and
Chief Executive	4/17/06								8,000		$227,360
Officer

(1)	Grants of Plan Based Awards are made under the NYMAGIC, INC. 2004 Amended and Restated Long –Term Incentive Plan.

(2)	The amounts in these columns represent the threshold, target and maximum payout levels under the Company’s 2004 Amended and Restated Long-Term Incentive Plan.

(3)	The amounts in this column represent the proportionate amount of the fair market value of share and restricted and performance share units made pursuant to the Company’s 2004 Amended and Restated Long-Term Incentive Plan, and recognized by the Company as an expense in 2006 for financial accounting purposes. For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006. The fair values of these awards and the amount expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R).
2006 Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
										Equity
									Equity	Incentive Plan
				Equity					Incentive	Awards:
				Incentive					Plan	Market or
				Plan			Number	Market	Awards:	Payout Value
		Number		Awards:			of Shares	Value of	Number of	of Unearned
		of	Number of	Number of			or Units	Shares or	Unearned	Shares, Units
		Securities	Securities	Securities			of Stock	Units of	Shares, Units	or Other
		Underlying	Underlying	Underlying			That	Stock That	or Other	Rights That
	Year of	Unexercised	Unexercised	Unexercised	Option		Have Not	Have Not	Rights That	Have Not
	Option	Options	Options	Unearned	Exercise	Option	Vested	Vested	Have Not	Vested
Name	Grant	Exercisable	Unexercisable	Options	Price	Expiration Date	(1) (2)	(3)	Vested	(3)
A. George Kallop	2002	20,000	-0-	-0-	$14.47	September 2012	-0-	-0-	12,000	$439,200

Thomas J. Iacopelli	2002	12,500	-0-	-0-	$14.47	September 2012
	2001	5,000	-0-	-0-	$17.67	March 2011
	1999	10,000	-0-	-0-	$12.59	September 2009	16,000	$585,600	-0-	-0-

Mark W. Blackman	2002	20,000	-0-	-0-	$14.47	September 2012	32,000	$1,171,200	-0-	-0-

Paul J. Hart	2002	16,000	-0-	-0-	$14.47	September 2012	16,000	$585,600	-0-	-0-

George F. Berg	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Berg was awarded options under the NYMAGIC, INC. 2002 Non-qualified Stock Option Plan, but exercised all of his options prior to December 31, 2006. Mr. Berg retired from the Company on January 31, 2007.

(2)	Messrs. Blackman’s, Hart’s and Iacopelli’s restricted shares will each vest 8,000, 4,000 and 4,000 in September 2007, September 2008, September 2009 and September 2010, respectively.

(3)	The amount in this column is based upon $36.60, the fair market value of our Common Stock on December 31, 2006.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
A. George Kallop	-0-	-0-	8,000	$292,800	(1)
Thomas J. Iacopelli	-0-	-0-	4,000	$123,200	(2)
Mark W. Blackman	-0-	-0-	8,000	$246,400	(2)
Paul J. Hart	-0-	-0-	4,000	$123,200	(2)
George F. Berg	3,750	$60,111	-0-	-0-

(1)	Based upon $36.60, the fair market value of our Common Stock on December 31, 2006, the date Mr. Kallop’s shares vested.

(2)	Based on $30.80, the fair market value of our Common Stock on September 14, 2006, the date Messrs. Blackman’s, Hart’s and Iacopelli’s shares vested.

Compensation Of Directors
     Directors who are not also employees of the Company receive $25,000, except that the Vice Chairman of the Board of Directors receives $35,000, as an annual retainer. The Chairman of the Audit Committee of the Board of Directors and each member thereof receive additional annual retainers of $15,000 and $7,500, respectively, and the Chairmen of the Finance, Human Resources, Nominating/Corporate Governance and Underwriting Committees of the Board of Directors and the members of those committees receive additional annual retainers of $5,000 and $2,500, respectively. At the discretion of the individual Directors, their annual retainer fees for service on the Board of Directors and as chairmen and members of its committees may be deferred as Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Further, non-employee Directors are compensated an additional $2,000 for each meeting of the Board of Directors. Directors who are not also employees of the Company also have received options to purchase 10,000 shares of the Company’s Common Stock, and from time to time may be granted restricted share units under the NYMAGIC, INC. 2004 Amended and Restated Long-Term Incentive Plan. On May 24, 2006 each non-employee Director was granted 1,000 restricted share units, which vest on May 24, 2007, provided that the Director is serving on the Board on that date. The Company’s independent directors may be called upon from time to time to serve on independent committees of the Board of Directors, and depending upon the nature of the matter the independent committee is considering, may be compensated for their service on such independent committees. During 2006, the Company paid cash compensation to our independent Directors who served on such independent committees. All Directors serve on all but one of the boards of the Company’s domestic subsidiaries, and two of our Directors, Messrs. Kallop and Trumbull, serve on the board of Southwest Marine And General Insurance Company, which was authorized to engage in the insurance business in Arizona in June 2006, but are not separately compensated for their service. The Company’s domestic subsidiaries consist of three insurance companies, New York Marine And General Insurance Company, Gotham Insurance Company and Southwest Marine And General Insurance Company, and three insurance underwriters and managers, Mutual Marine Office, Inc., Pacific Mutual Marine Office, Inc. and Mutual Marine Office of the Midwest, Inc.
2006 Director Compensation

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation
Name	(1)	(2)	(3)	(4)	Total
John R. Anderson	$52,250	$19,463	$7,756	$499	$79,968
Glenn Angiolillo	$63,250	$19,463	$7,756	$899	$91,368
John T. Baily	$62,500	$19,463	$10,737	$627	$93,327
David E. Hoffman	$61,750	$19,463	$15,903	$1,033	$98,149
William J. Michaelcheck	$37,250	$19,463	$7,756	$709	$65,178
William D. Shaw, Jr.	$47,250	$19,463	$7,756	$165,447 (5)	$239,916
Robert G. Simses	$39,750	$19,463	$7,756	$826	$67,795
George R. Trumbull	$-0-	$-0-	$38,781	$625,860 (6)	$664,641
Glenn R. Yanoff	$51,750	$19,463	$7,756	$26	$78,995
David W. Young	$62,250	$19,463	$10,737	$627	$93,077

(1)	Of the amounts reflected in this column the named Director has deferred the amount indicated as deferred share units under the NYMAGIC, INC. 2004 Amended and Restated Long-Term Compensation Plan: Anderson, $0; Angiolillo, $37,500; Baily, $25,000; Hoffman, $40,000; Michaelcheck, $27,500; Shaw,$37,500; Simses, $30,000; Yanoff, $5,000; and, Young, $25,000.

(2)	The amounts shown in this column represent the proportionate amount of the fair market value of share and restricted share unit awards made pursuant to the Company’s 2004 Amended and Restated Long-Term Incentive Plan, and recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amount expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R). For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006. All directors are awarded 10,000 shares vesting ratable over four years. All directors other than Messrs. Baily, Young and Hoffman were fully vested at December 31, 2006.

(3)	The amount shown in this column represent the proportionate amount of the fair market value of the award of options made pursuant to the Company’s 2002 Nonqualified Option Plan, and recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amount expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R). For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006. Each Director, other than Mr. Trumbull has options to purchase 10,000 shares of Common Stock. All Directors, with the exception of Mr. Hoffman are fully vested in their options. Mr. Hoffman is vested in options to purchase 7,500 shares of Common Stock. Mr. Trumbull is vested in options to purchase 50,000 shares of Common Stock.

(4)	The amounts in this column represent dividends and interest earned by our Directors on their deferred share unit accounts established under the NYMAGIC, INC. 2004 Amended and Restated Long-Term Incentive Plan, with the exception of Messrs. Shaw and Trumbull whose other compensation is explained separately in footnotes (5) and (6), respectively.

(5)	Represents $1,037 in dividends and interest in 2006, $100,000 in consulting fees and a bonus of approximately $65,000, of which $25,000 was paid in cash and the remainder with 1,000 shares of the Company’s Common Stock, at a cost to the Company of $39,410 paid by the Company on March 1, 2007 to Mr. Shaw pursuant to his consulting contract with the Company dated March 31, 2006. The fair values of equity awards and the amount expensed by the Company in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R). For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006.

(6)	Represents $272,501 of cash in salary, $75,000 of cash in bonus, $98,525, the expense to the Company of Mr. Trumbull’s bonus paid in the Company’s Common Stock, $145,000, the expense to the Company of the restricted share units awarded to Mr. Trumbull that vested on December 31, 2006, $22,000 in contributions made by the Company to the Profit Sharing Plan and Trust on behalf of Mr. Trumbull, and $12,834, the cost of providing life, health and disability insurance to Mr. Trumbull, pursuant to his employment agreement with the company dated April 18, 2006. The fair values of equity awards and the amount expensed by the Company in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards, No. 123 (revised 2004) Share-Based Payment (FAS 123R). For the assumptions used in the calculations of this amount under FAS 123R see note 13 of the notes to the Consolidated and Financial Statements in our Annual Report on Form 10K for the year ended December 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, Directors and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports which they file.
     The Company prepares Section 16(a) reports on behalf of its officers and Directors and certain 10% stockholders based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company’s officers, Directors and 10% stockholders, the Company believes that no Director, officer or beneficial owner of more than 10% of our Common Stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 2006.

Report of the Human Resources Committee
on Executive Compensation
     The Human Resources Committee evaluates and establishes compensation for our named executive officers and for the Chairman and the Vice-Chairman of the Company. In addition, the Committee oversees the Company’s 1991 Stock Option Plan, and other management incentive and benefit programs. An independent committee of the Board of Directors and the Board of Directors as a whole oversee the Company’s 2002 Stock Option Plan and 2004 Amended and Restated Long-Term Incentive Plan, respectively. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of named executive officer compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 7 through 14 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
RESPECTFULLY SUBMITTED,
THE HUMAN RESOURCES COMMITTEE
John R. Anderson
David E. Hoffman
Glenn R. Yanoff
David W. Young

Report of the Audit Committee(3)
     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions, performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements, included Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee currently consists of four Directors who have been appointed by the Board of Directors, including Messrs. Glenn Angiolillo, John T. Baily (chairman and audit committee financial expert), David E. Hoffman and David W. Young. The Audit Committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Exchange Act. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee is governed by the Charter of the Audit Committee that has been adopted by the Board of Directors. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis.
     Management is responsible for the development, maintenance and assessment of the Company’s internal control structure and procedures for financial reporting. KPMG LLP, the Company’s independent registered public accounting firm, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, for issuing a report thereon and for auditing, attesting to management’s assessment of and reporting on the Company’s maintenance of effective internal controls and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee the foregoing functions, including the appointment and retention of the independent registered public accountants. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and compliance applicable rules and regulations.
     The Audit Committee met with management and the independent registered public accounting firm to review and discuss the Company’s audited financial statements for the year ended December 31, 2006. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). KPMG LLP have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with KPMG LLP that firm’s independence.
     Management and KPMG LLP, our independent registered public accounting firm, have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in the United States, that they include management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting and the independent registered public accounting firm’s attestation of management’s assessment of, as well as an affirmative report on, the effectiveness of the Company’s internal control structure and procedures for financial reporting. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate, including discussions with the Company’s internal auditor who reports directly to the Audit Committee.

(3)	The material in this report is not “solicitation material”, is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

     Based upon the reviews and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
RESPECTFULLY SUBMITTED,
THE AUDIT COMMITTEE
Glenn Angiolillo
John T. Baily, Chairman
David E. Hoffman
David W. Young

Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of April 2, 2007, regarding persons, entities or groups, as such term is defined in Section 13 of the Exchange Act, known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock.

	Amount and Nature		Percent of Common Stock
Name	of Ownership		Outstanding (1)
Lionshead Investments, LLC 41 Wee Burn Lane Darien, CT 06820	475,000	(2)	5.35%

Mark W. Blackman 80 Deepwood Road Darien, CT 06820	943,000	(3)	10.83%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue – 11th Floor Santa Monica, CA 90401	641,857	(4)	7.37%

Mariner Partners, Inc., et al. 500 Mamaroneck Avenue 4th Floor Harrison, NY 10528	1,350,000	(5)	15.50%

Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019	934,900	(6)	10.73%

CCP Fund Managers, LLC 100 Pearl Street, 17th Floor Hartford, CT 06103	900,000	(7)	9.89%

Louise B. Tollefson 2000 Florida Intangible Tax Trust c/o Robert G. Simses, Trustee Simses & Associates P.A. 400 Royal Palm Way, Suite 304 Palm Beach, FL 33480	864,483	(8)	9.93%

Louise B. Tollefson 18665 S.E. Village Circle Tequesta, FL 33469	952,529	(9)	10.93%

(1)	Based upon 8,880,188 shares of Common Stock issued and outstanding as of April 2, 2007, except as to CCP Fund Managers, LLC, for which the percent of Common Stock issued and outstanding is based upon 9,180,188 shares and assumes that its options to purchase 400,000 shares (300,000 of which would be issued by the Company), which are included in its total of 900,000 shares beneficially owned, are exercised and that the Company issues such shares.

(2)	The managing members of Lionshead Investments, LLC (“Lionshead Investments”) formerly named Blackman Investments, LLC, are Mr. John N. Blackman Jr., a member of our Board of Directors from 1975 until May 2004, and Mr. Blackman’s spouse. Mr. Blackman disclaims beneficial ownership of the shares held by Lionshead Investments. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the caption “Voting Agreement.”

(3)	Includes 20,000 shares that may be acquired within 60 days of April 2, 2007 through the exercise of options and 8,000 restricted share units acquired by vesting under the NYMAGIC, INC. 2004 Amended and Restated Long-Term Incentive Plan. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 of the listed shares as described below under the caption “Voting Agreement.”

(4)	Based solely on a Schedule 13G/A dated and as filed with the Securities and Exchange Commission on February 9, 2007. Dimensional Fund Advisers, Inc., an investment advisor registered under the Investment Advisers Act of 1940 (“Dimensional”), has sole voting and dispositive power with respect to all of the shares listed above. The listed shares are held by investment companies registered under the Investment Company Act of 1940, and by trusts and separate accounts for which Dimensional acts as investment advisor. Dimensional disclaims beneficial ownership of all of these shares.

(5)	Based solely on a Schedule 13D/A dated October 12, 2005 and as filed with the Securities and Exchange Commission on November 30, 2005. Mariner, together with 1) Mr. Mark W. Blackman, a member of our Board of Director from 1979 until May 2004; 2) Lionshead Investments of which John N. Blackman, Jr., who was a member of our Board of Directors from 1975 until May 2004 is a managing member and 3) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of Louise B. Tollefson 2000 Florida Intangible Tax Trust (“2000 FITT”) and Louise B. Blackman Tollefson Family Foundation (“Foundation”) entered into the Amended and Restated Voting Agreement and, collectively, share voting and dispositive power over all 1,350,000 shares of Common Stock currently subject to the Amended and Restated Voting Agreement and may be deemed to constitute a “group” as that term is used under Section 13 of the Exchange Act. Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.” Mr. Mark W. Blackman’s address is: C/O NYMAGIC, INC. 919 Third Avenue, New York, NY 10022; Lionshead Investment’s and Mr. John N. Blackman Jr.’s address is: 41 Wee Burn Lane, Darien, CT 06820; and Mr. Simses’ address is: Simses & Associates P.A., 400 Royal Palm Way, Suite 304, Palm Beach, FL 33480.

(6)	Based solely on a Schedule 13G/A dated and filed with the Securities and Exchange Commission on January 23, 2007. Royce & Associates, Inc., is an investment advisor registered under the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to all of these shares.

(7)	Based on a Schedule 13D/A dated filed with the Securities and Exchange Commission on January 18, 2005 jointly by David W. Young, CCP Fund Managers, LLC (“CCPFM”), Conning Investment Partners VI, LP (“Conning Investment”) and Conning Capital Partners VI, L.P. (“CCPVI”) and on the Company’s current report filed on Form 8-K with the Securities and Exchange Commission on March 28, 2006. CCPFM, by virtue of being the manager member of Conning Investment, may be deemed to indirectly beneficially own the 900,0000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 400,000 of which are subject to options), Conning Investment, by virtue of being the general partner of CCPVI, may be deemed to indirectly beneficially own the 900,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 400,000 of which are subject to options). CCPVI has direct beneficial ownership of 900,000 shares of Common Stock (500,000 of which are owned and 400,000 of which are subject to options).

(8)	Mr. Robert G. Simses, trustee of 2000 FITT and a member of our Board of Directors, disclaims beneficial ownership of the listed shares. Mr. Simses, as trustee of 2000 FITT, has entered into the Amended and Restated Voting Agreement regarding the shares held by 2000 FITT as described below under the caption “Voting Agreement.”

(9)	Includes 5,262 shares held by Mrs. Tollefson, 864,483 shares held by Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and 82,784 shares held by the Louise B. Tollefson and Bennett H. Tollefson Charitable Remainder Unitrust.
     The determination that there were no other persons, entities or groups, as such term is defined in Section 13 of the Exchange Act known to the Company to beneficially own more than 5% of the Common Stock was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership of Management
     The following table sets forth information as of April 2, 2007, with respect to the issued and outstanding shares of Common Stock beneficially owned by each Director of the Company, each Director nominee, each Named Executive Officer, each executive officer, and all Directors and executive officers of the Company as a group. Shares of Common Stock that may be acquired by an individual within 60 days of April 2, 2007, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power with respect to such shares. Other than as noted in the footnotes below, no shares were pledged by our directors or named executive officers.

	Amount and Nature		Percent of Common Stock
Name	of Ownership		Outstanding (1)
John R. Anderson	14,536	(2)(18)	*
Glenn Angiolillo	14,555	(3)(18)	*
John T. Baily	14,463	(4)(18)	*
John N. Blackman, Jr.	550,000	(5)	6.19%
Mark W. Blackman	1,043,000	(6)	11.72%
David E. Hoffman	12,542	(7)(18)	*
Thomas J. Iacopelli	34,550	(8)	*
A. George Kallop	279,700	(9)	3.15%
William J. Michaelcheck	1,363,775	(10)(18)	15.36%
William D. Shaw, Jr.	24,442	(11)(18)	*
Robert G. Simses	917,730	(12)(18)	10.33%
George R. Trumbull, III	407,600	(13)	4.59%
Glenn R. Yanoff	13,013	(14)(18)	*
David W. Young	13,463	(15)(18)	*
Paul J. Hart	22,100	(16)	*
All Directors, and executive officers as a group (16 persons)	2,801,699	(17)(18)	31.00%

*	Less than 1% of issued and outstanding Common Stock.

(1)	Based upon 8,880,188 shares of Common Stock issued and outstanding as of April 2, 2007.

(2)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 1,680 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(3)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 3,555 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(4)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007, and 2,463 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(5)	Includes 75,000 shares held by the Blackman Co-Trust for the benefit of Mr. Blackman’s spouse and children for which Mr. Blackman and his spouse are co-trustees and 475,000 shares held by Lionshead Investments, LLC for which Mr. Blackman and his spouse are managing members. Mr. Blackman disclaims beneficial ownership over all such shares. Lionshead Investments is a party to the Amended and Restated Voting Agreement regarding the 225,000 shares held by Lionshead Investments as described below under the caption “Voting Agreement.”

(6)	Includes 50,000 shares held by trusts for the benefit of Mr. Blackman’s children, 50,000 shares held by Mr. Blackman’s spouse, 20,000 shares that may be acquired through the exercise of options, within 60 days of April 2, 2007 and 8,000 restricted share units that have been acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting ; Mr. Blackman disclaims beneficial ownership over such shares other than those that may be acquired by the exercise of options or vesting. Mr. Blackman is a party to the Amended and Restated Voting Agreement regarding 225,000 shares held by Mr. Blackman as described below under the caption “Voting Agreement.”

(7)	Includes 7,500 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 4,042 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(8)	Includes 27,500 shares that may be acquired within 60 days of April 2, 2007 through the exercise of options and 4,000 restricted share units that have been acquired through vesting.

(9)	Includes 20,000 shares that may be acquired within 60 days of April 2, 2007 through the exercise of options. On April 4, 2002, Mariner entered into an agreement with Mr. Kallop, pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 315,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 315,000 shares of NYMAGIC as nominee for Mr. Kallop, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Kallop and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares held by Mariner for him from 315,000 to 236,250. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Kallop see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(10)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 2,775 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mariner has an option pursuant to the Amended and Restated Voting Agreement to purchase up to and including 1,350,000 shares of Common Stock from certain Company shareholders at any time and from time to time and all such shares are shown as beneficially owned by Mr. Michaelcheck. No other shares subject to the Amended and Restated Voting Agreement are included. Additional information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(11)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 4,022 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. The 9,400 shares of Common Stock owned directly by Mr. Shaw may be pledged in a broker’s margin account.

(12)	Includes 864,483 shares held by Mr. Simses as trustee of 2000 FITT and 38,591 shares held as trustee of the Foundation. Mr. Simses has sole voting and dispositive power over the shares held in the 2000 FITT and the Foundation. Mr. Simses disclaims beneficial ownership of the shares held by 2000 FITT and the Foundation. Mr. Simses as trustee of 2000 FITT and the Foundation is a party to the Amended and Restated Voting Agreement regarding 861,409 shares held by 2000 FITT and the shares held by the Foundation as described below under the caption “Voting Agreement.” Also includes 10,000 shares, which may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 3,202 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(13)	Includes 50,000 shares that may be acquired within 60 days of April 2, 2007 through the exercise of options. On April 12, 2005, Mariner entered into an agreement with Mr. Trumbull pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 450,000 shares of Common Stock by agreeing to hold a portion of the Amended and Restated Voting Agreement option covering 450,000 shares of NYMAGIC as nominee for Mr. Trumbull, who agreed to be bound to the terms of the Amended and Restated Voting Agreement. On October 12, 2005 Mr. Trumbull and Mariner amended their agreement by reducing the number of Amended and Restated Voting Agreement option shares from 450,000 to 337,500. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Trumbull see “Certain Relationships and Transactions.” Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(14)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2 2007 and 157 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.

(15)	Includes 10,000 shares that may be acquired through the exercise of options and 1,000 restricted share units that may be acquired under the NYMAGIC, INC. 2004 Long-Term Incentive Plan through vesting within 60 days of April 2, 2007 and 2,463 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, but excludes 500,000 shares of Common Stock held by CCPVI and 400,000 shares of Common Stock which may be acquired CCPVI within 60 days of April 2, 2007 through the exercise of options. As set forth above in footnote (7) to the table “Security Ownership of Certain Beneficial Owners,” such shares are beneficially owned by CCPVI, a limited partnership. Mr. Young, who is a member of CCP Equity Partners, the general partner of CCPVI, disclaims beneficial ownership of such shares.

(16)	Includes 16,000 shares that may be acquired within 60 days of April 2, 2007 through the exercise of options and 4,000 restricted share units that have been acquired under the NYMAGIC, INC. Long-Term Incentive Plan through vesting.

(17)	Of the 2,801,699 shares listed as beneficially owned by all Directors and executive officers as a group, 221,000 shares represent shares which could be acquired within 60 days of April 2, 2007, upon exercise of options, 25,000 represent restricted share units which could be or have been acquired through vesting under the NYMAGIC, INC. Long-Term Incentive Plan and 24,359 shares represent Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all Directors and executive officers as a group. The listed shares do not include the 1,350,000 shares shown as beneficially owned by Mr. Michaelcheck because those shares represent shares that Mariner may acquire from certain other shareholders listed in the table above at any time and from time to time pursuant to the Amended and Restated Voting Agreement; if those shares were acquired by Mariner the total shareholdings of those other shareholders would be reduced correspondingly. Similarly, the listed shares do not include 236,250 of the shares shown as beneficially owned by Mr. Kallop and 337,500 shares shown as beneficially owned by Mr. Trumbull, because such shares represent a portion of the purchase option of Mariner under the Amended and Restated Voting Agreement. Information concerning the Amended and Restated Voting Agreement is described below under the caption “Voting Agreement.”

(18)	The Deferred Share Unit holders have sole voting power with respect to the Deferred Share Units but do not have sole or shared dispositive power until the Deferred Share Units vest.

Voting Agreement
     The following parties have entered into a Voting Agreement: (1) Mariner; (2) Mr. Mark W. Blackman, the Company’s Executive Vice President and Chief Underwriting Officer, and a member of our Board of Directors from 1979 until May 2004; (3) Lionshead Investments LLC, of which Mr. John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, is a managing member; and, (4) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and Foundation.
     Mr. Blackman, Lionshead Investments, LLC and Mr. Robert G. Simses are referred to below as the three “Participating Shareholders” under the Amended and Restated Voting Agreement. The Participating Shareholders have agreed to certain matters as described below with respect to 225,000 shares held by each of Mr. Blackman and Lionshead Investments, LLC, and 900,000 shares held by 2000 FITT and Foundation (the “Voting Shares”). Additional information concerning the shares held by Mr. Blackman, Lionshead Investments, LLC, 2000 FITT and Foundation is contained above under the captions “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management.”
     Voting. In accordance with the Amended and Restated Voting Agreement, the Participating Shareholders authorized Mariner, with the approval of any two of the three Participating Shareholders, to vote all Voting Shares at all shareholder meetings and adjournments of the meetings or on any action or approval by written consent of the Company’s shareholders. If any two of the three Participating Shareholders fail to approve a vote by Mariner on any matter, Mariner will not vote on that matter, but (except as set forth below) Mariner’s failure to vote with respect to any matter as a result of the provisions of the Amended and Restated Voting Agreement will not entitle the Participating Shareholders to instead vote their respective Voting Shares on that matter. However, for matters involving 1) the merger or consolidation of the Company, 2) the sale of all or substantially all of the Company’s assets, 3) the Company’s dissolution and/or liquidation and 4) any recapitalization or stock offering of the Company (each, a “Significant Event”), if any two of the three Participating Shareholders fail to approve a vote by Mariner on a Significant Event, Mariner will not vote on that matter, but Participating Shareholders may instead vote their respective Voting Shares regarding the Significant Event.
     Nominations to the Board of Directors. Under the Amended and Restated Voting Agreement, Mariner is entitled to nominate four candidates for election to the Company’s Board of Directors, Mr. Mark W. Blackman and Lionshead Investments, LLC are each entitled to nominate one candidate, Mr. Simses is entitled to nominate two candidates and the Chief Executive Officer of the Company is entitled to nominate three candidates for a total of eleven nominees. Provided that they are legally qualified to serve as Directors, Mariner is obligated to vote the Voting Shares in favor of the Participating Shareholders’ nominees. For this Annual Meeting, Mariner has nominated Messrs. William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop; the Participating Shareholders have nominated Messrs. John R. Anderson, Glenn Angiolillo, Robert G. Simses and Glenn R. Yanoff; and, the Chief Executive Officer has nominated Messrs. John T. Baily, David E. Hoffman and David W. Young. The Nominating Committee recommended to the Board that each of these candidates be nominated for election to the Board at the Annual Meeting and the Board of Directors nominated all of these candidates for election to the Board.
     Option. The Amended and Restated Voting Agreement also gives Mariner the right to purchase up to 1,350,000 shares of our Common Stock from the Participating Shareholders. The option exercise price per share is based on the date the option is exercised. At the time the voting agreement was originally signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The current exercise price is $22.90 per share. Generally, Mariner’s option will expire 30 days after the termination of the Amended and Restated Voting Agreement. However, if the Amended and Restated Voting Agreement is terminated prior to December 31, 2010 by unanimous written notice from the Participating Shareholders, then the option will continue in full force and effect until the close of business on December 31, 2010.
     Transferability of the Option The option granted to Mariner is not transferable except in certain instances, with the assignee agreeing to be bound to the Amended and Restated Voting Agreement. Mariner is permitted to assign the option, in whole or in part, to any one or more of William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop or any other individual employed by or acting as a consultant for Mariner in connection with NYMAGIC. With the written consent of at least two Participating Shareholders, Mariner or any assignee as described above is permitted to assign the option, in whole or in part, to any one or more other persons. On April 4, 2002, Mariner entered into an agreement with each of William D. Shaw, Jr., our Vice Chairman, and A.

George Kallop, our President and Chief Executive Officer, pursuant to which Messrs. Shaw and Kallop each was assigned beneficial ownership of an option covering 315,000 shares of NYMAGIC. On April 12, 2005 Mariner entered into an agreement with Mr. Trumbull, our Chairman, pursuant to which he was assigned beneficial ownership of an option covering 450,000 shares of NYMAGIC. The agreement between Mr. Shaw and Mariner was, however, subsequently terminated, and the agreements with Messrs. Kallop and Trumbull were subsequently modified by reducing the number of option shares assigned to them from 315,000 to 236,250, and from 450,000 to 337,500, respectively.
     Termination. The Amended and Restated Voting Agreement will terminate upon the earliest to occur of: December 31, 2010; the merger or consolidation of NYMAGIC into another corporation; the sale of all or substantially all the Company’s assets or its dissolution and/or its liquidation; immediately upon the resignation of Mariner; or upon written notice of termination to Mariner from all of the Participating Shareholders.
     Subject to the Company’s By-Laws, any Participating Shareholder may, acting reasonably, at any time and from time to time replace any Director nominated by him or nominate a successor and Mariner is obligated to use reasonable efforts to elect and vote the Voting Shares in favor of the Participating Shareholder’s replacement Director or successor. Mariner may not without the consent of a Participating Shareholder, vote the Voting Shares to remove a Director nominated by that Participating Shareholder. Additional information concerning all nominees to the Board of Directors is provided above under the caption “Proposal No. 1: Election of Directors.”
Certain Relationships and Related Transactions
     The Company had gross premiums of $14,224,453 million in 2006, written through Arthur J. Gallagher & Co., an insurance brokerage at which Glenn R. Yanoff, a member of our Board of Directors from 1999 until May 2004 and currently a director since September 2005 is an employee. In connection with the placement of such business, gross commission expenses of $2,580,290 were incurred by the Company on these transactions. In addition, the Company incurred fees of $21,925 in connection with the administration of certain claims, by Gallagher-Basset, a subsidiary of Arthur J. Gallagher & Co. The Company also paid premiums of $328,852 for reinsurance from Endurance Reinsurance LTD., a subsidiary of Endurance Specialty, LTD. on whose board of directors John T. Baily, a member of the Company’s Board of Directors, serves. The Company believes that the terms of these transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis.
     The Company entered into an investment management agreement with Mariner effective October 1, 2002 that was amended and restated on December 6, 2002 (the “Investment Management Agreement”). Under the terms of the Investment Management Agreement, Mariner manages the Company’s investment portfolio. Fees to be paid to Mariner are based on a percentage of the investment portfolio as follows: .20% of liquid assets, .30% of fixed maturity investments and 1.25% of limited partnership (hedge fund) investments. William J. Michaelcheck, a Director of the Company, is the Chairman, and the beneficial owner of a substantial number of shares of Mariner. George R. Trumbull, III, Chairman and a Director of the Company, A. George Kallop, President and Chief Executive Officer and a Director of the Company, and William D. Shaw, Jr., Vice Chairman and a Director of the Company, are also associated with Mariner. Investment fees incurred in 2006 under the Investment Management Agreement with Mariner were $2,887,985. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. The investment management fees paid to Mariner were arrived at through negotiations between the Company and Mariner. All then current Directors participated in the discussion of the Investment Management Agreement. In accordance with the Company’s conflict of interest policy, the Investment Management Agreement was approved by an independent committee of the Company’s Board of Directors, which consisted of all Directors who were neither Mariner affiliates nor Participating Shareholders under the Amended and Restated Voting Agreement.
     In 2003, the Company obtained a 100% interest in a limited partnership hedge fund, (Tricadia) that invests in CDO securities, Credit Related Structured Product (CRS) securities and other structured product securities that are structured, managed or advised by a Mariner affiliated company. In 2003 the Company made an investment of $11.0 million in Tricadia. Additional investments of $2.7 million and $4.65 million were made in 2005 and 2004, respectively. The Company is committed to providing an additional $16.7 million in capital to Tricadia. Under the provisions of the limited partnership agreement, the Mariner affiliated company is entitled to 50% of the net profit realized upon the sale of certain collateralized debt obligations held by the Company. Investment expenses incurred and payable under this agreement at December 31, 2006 were $792,144, and were based upon the fair value of those securities held and sold for the year ended December 31, 2006. The limited partnership agreement also provides for other fees payable to the manager based upon the operations of the hedge fund. There were no other fees incurred through December 31, 2006. Any withdrawals made require one year’s prior written notice to the hedge fund manager. The Company believes that the terms of the foregoing transactions are no less favorable than could be obtained by the Company from unrelated persons on an arm – length basis.
     As of December 31, 2006 the Company held $54,651,411 million in limited partnership interests in hedge funds which are directly managed by Mariner.
     In accordance with the terms of a letter agreement between Mariner and Mr. Kallop, our President and Chief Executive Officer, dated April 4, 2002 and amended on October 12, 2005, Mr. Kallop is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Kallop earned $383,668 for services rendered to Mariner in 2006. In accordance with the terms of a letter agreement between Mariner and Mr. Trumbull, our Chairman, dated April 12, 2005 and amended on October 12, 2005, Mr. Trumbull is entitled to receive a portion of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Trumbull earned $383,668 for services rendered to Mariner in 2006.
     Mr. Shaw, a member of our Board of Directors and Vice Chairman, is an employee and a shareholder of less than 5% of Mariner. On April 6, 2005 the Company and Mr. Shaw entered into an agreement pursuant to which Mr. Shaw provides certain consulting services to the Company in connection with its asset management strategy in consideration of $100,000 annually, plus a bonus to be awarded upon the recommendation of the Chief Executive Officer and at the sole discretion of the Human Resources Committee. In April 2007 Mr. Shaw was awarded a bonus of approximately, $65,000, of which $25,000 was paid in cash and the remainder with 1,000 shares of the Company’s Common Stock, under the agreement. Mr. Shaw’s agreement with the Company was renewed for an additional year on March 22, 2007.
     The Company maintains a written Conflicts of Interest Policy regarding proposed related party transactions with Directors, executives and shareholders who own five percent or more of the Company’s Common Stock. In accordance with the terms of this policy the Board of Directors is required to appoint an independent committee, comprising all Directors disinterested in any material related party transaction under consideration, to approve the related party transaction, and to refer it to the full Board of Directors for its approval.
Proposal No. 2: Ratification Of The Appointment
Of Independent Registered Public Accountants
     KPMG LLP, the independent registered public accounting firm engaged as the principal accountants to audit the Company’s financial statements for the fiscal year ended December 31, 2006, has been extended an offer to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The Company’s Board of Directors, following the recommendation of the Audit Committee, recommends that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. If the shareholders do not ratify the appointment of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee.

Principal Accounting Firm Fees
     Aggregate fees billed for the fiscal years ended December 31, 2006 and 2005 by our independent registered public accounting firm, KPMG LLP were as follows:

	Fiscal Year Ended
	December 31,
	2006	2005
Audit fees	$937,500	$800,000
Audit-related fees (a)	$41,600	$25,000

Total audit and audit-related fees	$979,100	$825,000
Tax fees (b)	$69,256	$220,000
All other fees (c)	$12,500	$12,500

Total	$1,060,856	$1,057,500

(a)	Audit-related fees include amounts billed to us for services rendered in connection with certain agreed upon procedures for the Company’s administration of insurance pools.

(b)	Tax fees include amounts billed to us primarily for tax compliance and preparation and review of federal, state and local tax returns as well as for tax compliance and preparation and review of foreign returns.

(c)	All other fees include amounts billed to us in respect of actuarially oriented services that would not impair the independence of the independent registered public accounting firm.
Audit Committee Pre-Approval Policy
     In accordance with our Audit Committee charter, all audit and non-audit services performed for us by our independent public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
     Our Audit Committee charter provides that the Audit Committee must pre-approve any permissible non-audit services performed by the independent accountants, including tax services; provided, however, that the Chairman of the Audit Committee has the authority to pre-approve any permissible non-audit service when, in the exercise of the Chairman’s discretion, he does not believe it necessary or appropriate to convene the Audit Committee to approve such non-audit service fees and he notifies the Audit Committee of such approval at its next regularly scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.
     Representatives of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
Other Matters
     NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that the proxyholders will vote your shares in accordance with their best judgment.
     The Company obtained an insurance policy which insures the Directors and officers of the Company and its subsidiaries against certain liabilities that they may incur in the performance of their duties, and insures the Company against obligations to indemnify such persons against such liabilities. The policy, effective May 31, 2006 through May 31, 2007, is underwritten by XL Specialty Insurance Company, the St. Paul Mercury Insurance Company, Axis Reinsurance Company and Arch Specialty Insurance Company at an annual aggregate premium of $436,235. The foregoing information is provided to shareholders of the Company pursuant to Section 726(d) of the New York Business Corporation Law.

Submission of Shareholder Proposals and Discretionary Voting
     Your eligibility as a shareholder to submit proposals, the proper subject of such proposals and other issues governing shareholder proposals, are regulated by the rules adopted under Section 14 of the Exchange Act. To be considered for inclusion in the proxy statement and proxy card relating to NYMAGIC’s annual meeting of shareholders to be held in 2008, shareholder proposals must be received no later than December 31, 2007. If we do not receive notice of any matter to be considered for presentation at the 2008 annual meeting, although not included in the proxy statement, by March 10, 2008, management proxies may confer discretionary authority to vote on the matters presented at the 2008 annual meeting by a shareholder in accordance with Rule 14a-4 under the Exchange Act. All shareholder proposals should be delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.
     Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof also should be submitted with the proposal. The shareholder or the shareholder’s representative must appear in person at the annual meeting and must present the proposal, unless the shareholder can show good cause for not doing so.
Annual Report and Proxy Statement
     Our proxy statement, including a copy of our annual report, may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from you. Upon your written or oral request, we will send a separate copy of our proxy statement, including our annual report, to you. Should you choose to request a separate copy this year or for future materials, please call our Corporate Secretary at (212) 551-0600 or send a written request to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, 10th Floor, New York, New York 10022.

BY ORDER OF THE BOARD OF

DIRECTORS OF NYMAGIC, INC.

Paul J. Hart
Senior Vice President,
General Counsel and Secretary
April 20, 2007

NYMAGIC, INC. C/O MELLON INVESTOR SERVICES 480 WASHINGTON BLVD. 29TH FLOOR JERSEY CITY, NJ 07310	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NYMAGIC, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NYMGC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NYMAGIC, INC.
   The Board of Directors recommends a vote FOR
   Proposals 1 and 2.

Vote on Directors

1.	ELECTION OF DIRECTORS.

	Nominees:

	01)	John R. Anderson	07)	William D. Shaw, Jr.
	02)	Glenn Angiolillo	08)	Robert G. Simses
	03)	John T. Baily	09)	George R. Trumbull, III
	04)	David E. Hoffman	10)	Glenn R. Yanoff
	05)	A. George Kallop	11)	David W. Young
	06)	William J. Michaelcheck

For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

		For	Against	Abstain
Vote on Proposal

2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP as independent public accountants of the Company.	☐	☐	☐

The undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report dated April 20, 2007.

Please sign below exactly as name appears hereon. Joint owners must sign. If more than one trustee, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
NYMAGIC, INC.
PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2007.
     The undersigned whose signature(s) appear(s) on the reverse side of this card hereby appoints George R. Trumbull, III and Paul J. Hart and each of them, with full power of substitution, proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, on all matters which properly may come before the Annual Meeting of Shareholders of NYMAGIC, INC. (the “Company”), to be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York, 10022 on May 23, 2007, at 9:00 A.M., local time, and at any adjournment thereof.
     THE PROXIES WILL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ALSO ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)